Exhibit 4.3

MF GLOBAL FINANCE NORTH AMERICA INC.,

Company

and

MF GLOBAL LTD.,

Guarantor

to

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Trustee

First Supplemental Indenture

Dated as of —, 2008

to the Indenture dated as of —, 2008

Creating a series of Securities designated

    % Senior Notes Due 20——

Table of Contents

ARTICLE I

—% SENIOR NOTES DUE 20——

ARTICLE II

MISCELLANEOUS PROVISIONS

-i-

FIRST SUPPLEMENTAL INDENTURE, dated as of —, 2008, among MF GLOBAL FINANCE NORTH AMERICA INC, a Delaware corporation (the “Company”), MF GLOBAL LTD., a company incorporated and existing under the laws of Bermuda (the “Guarantor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE GUARANTOR

WHEREAS, the Company and the Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of — , 2008 (the “Original Indenture”), providing for the issuance from time to time of its unsecured senior debentures, notes or other evidences of Indebtedness (the “Securities”), to be issued in one or more series as provided in the Original Indenture, and under which no Securities have as yet been issued;

WHEREAS, Section 901 of the Original Indenture provides that the Company, each Guarantor and the Trustee may, from time to time, enter into one or more indentures supplemental thereto to establish a new series of Securities and add certain provisions to the Original Indenture;

WHEREAS, Section 301 of the Original Indenture provides that the Company may enter into one or more indentures supplemental thereto to establish the form and terms of a series of Securities issued pursuant to the Original Indenture;

WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) to supplement the Original Indenture insofar as it will apply as and to the extent provided herein only to the series of securities to be known as the Company’s “—% Senior Notes due 20—— ” (the “Notes”), issued hereunder (and not to any other series);

WHEREAS, the Company and the Guarantor have duly authorized the execution and delivery of this Supplemental Indenture; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Company and the Guarantor, in accordance with its terms and the terms of the Original Indenture.

NOW, THEREFORE, for and in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

—% Senior Notes due 20——

SECTION 1.01 Creation of Series; Establishment of Form.

(1) There is hereby established a new series of Securities under the Indenture entitled —% Senior Notes due 20—— .

(2) The form of the Notes, including the form of the certificate of authentication and the guarantee, is attached hereto as Exhibit A.

(3) The Trustee shall authenticate and deliver the Notes for original issue in an aggregate principal amount of $— upon a Company Order for the authentication and delivery of the Notes. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes in accordance with Sections 301 and 901 of the Original Indenture. Any such additional Notes subsequently issued shall not be limited by the aggregate principal amount of this Supplemental Indenture and will have the same ranking, interest rate, maturity date and other terms as the Notes. The Notes issued originally hereunder, together with any additional Notes subsequently issued, shall be treated as a single series for purposes of the Indenture.

(4) The Notes shall be issued in registered form without coupons.

(5) The Notes shall not have a sinking fund.

(6) The Stated Maturity of the principal of the Notes shall be —, 20——.

(7) The outstanding principal amount of the Notes shall accrue interest at the rate of —% per annum (the “Interest Rate”), from —, 2008 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on each Interest Payment Date, commencing on —, 2008, to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date directly preceding the Interest Payment Date, until the principal thereof is paid or made available for payment. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Any such interest that is not so punctually paid or duly provided for shall forthwith cease to be payable to the Holders on such relevant Regular Record Date and may either be paid to the Person or Persons in whose name the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee pursuant to Section 307 of the Original Indenture, notice whereof shall be given to Holders of the Notes not more than fifteen (15) and not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, if any, on which the Notes may be listed, and upon such notice as may be required by any such exchange, all as more fully provided in the Original Indenture.

(8) The Notes shall be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

(9) The Notes shall be redeemable, in whole at any time or in part from time to time, at the option of the Company on any date, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus —% (— basis points), plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, such Redemption Date.

(10) Upon the occurrence of a Change of Control Repurchase Event, the Company shall be required to make an offer to each Holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that Holder’s Notes at the Change of Control Repurchase Price, all as more fully provided in Section 1.10 of this Supplemental Indenture.

(11) The Notes shall be subject to both Defeasance and Covenant Defeasance in accordance with the Original Indenture.

(12) The Notes shall be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Company.

SECTION 1.02 Definitions. The following defined terms used in this Article I shall, unless the context otherwise requires, have the meanings specified below. Each capitalized term that is used in this Supplemental Indenture but not defined herein shall have the meaning specified in the Original Indenture.

“Interest Rate” has the meaning assigned to it in Section 1.01(7).

“Additional Amounts” has the meaning assigned to it in Section 1.09.

“Below Investment Grade Rating Event” means the Notes cease to be rated investment grade by at least two of the three Rating Agencies on any date during the period commencing 60 days prior to the first public announcement by the Guarantor of a Change of Control (or pending Change of Control) until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of amalgamation, merger, consolidation or scheme of arrangement), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and those of the Guarantor’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or another wholly owned Subsidiary of the Guarantor;

(2) the consummation of any transaction (including, without limitation, any amalgamation, merger, consolidation or scheme of arrangement) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or another wholly owned Subsidiary of the Guarantor, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting shares of the Guarantor, measured by voting power rather than number of shares;

(3) the Guarantor consolidates with, or merges with or into, any person (other than the Company or another wholly-owned Subsidiary of the Guarantor), or any person consolidates with, or merges with or into, the Guarantor (other than the Company or another wholly-owned Subsidiary of the Guarantor), in any transaction the result of which any of the outstanding voting shares of the Guarantor or such other person are converted into or exchanged for cash, securities or other property, other than any such transaction where the voting shares of the Guarantor outstanding immediately prior to such transaction constitute, or the voting shares into which the Guarantor’s voting shares are reclassified, consolidated, exchanged or changed constitute, directly or indirectly, a majority of the voting shares of the surviving person, as measured by voting power, rather than the number of shares, immediately after giving effect to such transaction; or

(4) the first day on which a majority of the members of the Guarantor’s board of directors are not Continuing Directors;

provided, however, a transaction effected to create a holding company for the Guarantor will not be deemed to involve a Change of Control if (a) pursuant to such transaction the Guarantor becomes a wholly owned Subsidiary of such holding company, and (b) the holders of the voting shares of such holding company immediately following such transaction are the same as the holders of the voting shares of the Guarantor immediately prior to such transaction.

“Change of Control Repurchase Date” means the date on which the Company will repurchase the Notes upon a Change of Control Repurchase Event, which date shall not be less than thirty (30) nor more than sixty (60) days after the date of the Company’s mailing of notice to Holders that a Change of Control Repurchase Event had occurred.

“Change of Control Repurchase Price” means, for each holder of the Notes, an amount in cash equal to 101% of the aggregate principal amount of Notes held by that Holder repurchased by the Company, plus accrued and unpaid interest on those Notes, to but not including, the Change of Control Repurchase Date.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Continuing Directors” means, as of any date of determination, any member of the Guarantor’s board of directors who (a) was a member of the Guarantors’ board of directors on the date of this Supplemental Indenture; or (b) was elected or appointed to the Guarantor’s board of directors with the approval of a majority of the Continuing Directors who were members of the Guarantor’s board of directors at the time of such election or appointment.

“Depositary” means The Depository Trust Company or any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fitch” means Fitch Ratings, or any successor thereto.

“Indenture” shall have the meaning assigned to it in the recitals of this Supplemental Indenture.

“Independent Investment Banker” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., or their respective successors, as may be appointed from time to time by the Company; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Interest Payment Date” means — and — of each year.

“Interest Period” means each period from and including an Interest Payment Date (or the date of issuance of the Notes with respect to the period prior to the first Interest Payment Date) to but excluding the following Interest Payment Date.

“interest rate adjustment” has the meaning assigned to it in Section 1.08.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such rating agency ceases to publish a senior unsecured credit rating for the Guarantor for reasons outside of the Guarantor’s control, the equivalent investment grade credit rating from any rating agency selected by the Guarantor as a replacement rating agency).

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto.

“Notice of Redemption” shall have the meaning assigned to it in Section 1.06.

“Original Indenture” shall have the meaning assigned to it in the recitals of this Supplemental Indenture.

“primary treasury dealer” has the meaning assigned to it in the definition of Independent Investment Banker.

“rating” has the meaning assigned to it in Section 1.08.

“Rating Agency” means (i) each of Fitch, Moody’s and S&P; and (ii) if any of Fitch, Moody’s or S&P ceases to publish a senior unsecured credit rating of the Guarantor for reasons outside of the Guarantor’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Guarantor as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and two other primary treasury dealers selected by the Company, and each of their respective successors, and any primary treasury dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third (3rd) Business Day preceding such Redemption Date for the Notes being redeemed.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the respective— and — (whether or not a Business Day) prior to such Interest Payment Date.

“Remaining Scheduled Payments” means with respect to the Notes, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled Interest Payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Securities” has the meaning assigned to it in the recitals of this Supplemental Indenture.

“Securities Act” means the Securities Act of 1933.

“Supplemental Indenture” has the meaning assigned to it in the recitals of this Supplemental Indenture.

“Taxes” has the meaning assigned to it in Section 1.09.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third (3rd) Business Day immediately preceding the Redemption Date.

“voting shares” as applied to shares of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

SECTION 1.03 Payment of Principal, Interest and Other Amounts.

(1) If any Interest Payment Date or other payment date is not a Business Day, the required payment of principal, premium, if any, or interest, as applicable, will be made on the next succeeding Business Day. No interest will accrue on the amount so payable for the period from or after such Interest Payment Date or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(2) Payments of principal of, premium, if any, and interest on the Notes represented by a Global Security shall be made by wire transfer of immediately available funds to the Holder of such Global Security; provided, however, that in the case of payments of principal and premium, if any, such Global Security is first surrendered to the Paying Agent. If any of the Notes are no longer represented by a Global Security, (i) payments of principal, premium, if any, and interest due at the Stated Maturity or on a Redemption Date or Change of Control Repurchase Date, if any, shall be made at the office of the Paying Agent upon surrender of such Notes to the Paying Agent and (ii) payments of interest due on any Interest Payment Date shall be made, at the option of the Company, subject to such surrender where applicable, (A) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (B) upon request by any Holder of at least $1,000,000 principal amount of the Notes, by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least sixteen (16) days prior to the Interest Payment Date.

(3) The Trustee shall initially serve as the Paying Agent with respect to the Notes, with the Place of Payment initially being the Corporate Trust Office.

SECTION 1.04 Global Securities. The Notes shall initially be issued in the form of one or more Global Securities registered in the name of a nominee of the Depositary. The Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until the Global Security is, or the Global Securities are, exchanged in whole or in part for Notes registered in the name of any Person other than the Depositary or a nominee thereof.

SECTION 1.05 Definitive Form. Subject to the procedures of the Depositary, a Global Security shall be exchangeable for the Notes registered in the names of Persons other than the Depositary or its nominee only if (i) the Depositary notifies the Trustee and the Company that (x) it is unwilling or unable to properly discharge its responsibilities as a Depositary for such Global Security or (y) has ceased to be a clearing agency registered under the Exchange Act, at a time when the Depositary is required to be so registered to act as such Depositary and, in the case of (x) or (y), no qualified successor Depositary shall have been appointed by the Company within ninety (90) days after it becomes aware of such unwillingness, inability or cessation, (ii) the Company executes and delivers to the Trustee a Company Order stating that the Company elects to terminate the book-entry system through the Depositary, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Global Security and the beneficial owners representing a majority in principal amount of the Notes represented by the Global Security advise the Depositary to cease acting as such for the Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for the Notes registered in such name or names as the Trustee instructs, as provided in the Original Indenture.

SECTION 1.06 Redemption.

(1) The Company shall mail notice of redemption (a “Notice of Redemption”), to each Holder of the Notes to be redeemed in accordance with the procedures set forth in the Original Indenture. Notwithstanding Section 1104 of the Original Indenture, however, the Notice of Redemption need not set forth the Redemption Price or an estimate thereof, but only the appropriate calculation thereof. The Company shall deliver to the Trustee an Officer’s Certificate setting forth the Redemption Price with respect to the foregoing redemption no later than five (5) Business Days prior to the date on which Notice of Redemption is to be mailed.

(2) On the Redemption Date, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest), such Notes shall cease to bear interest.

SECTION 1.07 Additional Covenants. The following shall be additional covenants to the covenants set forth in the Original Indenture for the benefit of the Holders of the Notes only and shall be effective only so long as the Notes are outstanding:

(1) Limitation on Liens. The Guarantor will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for borrowed money if such indebtedness is secured by a pledge of, lien on, or security interest in any common shares of any Subsidiary, without providing that each series of Securities and, at the Guarantor’s option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness.

SECTION 1.08 Interest Rate Adjustment. The Interest Rate will be subject to adjustment from time to time if at least two Rating Agencies downgrade (or subsequently upgrade) the debt rating applicable to the Notes (a “rating”) as set forth below.

If the ratings from at least two Rating Agencies are decreased to ratings set forth in the immediately following table, the Interest Rate shall be increased by the sum of the percentages set forth opposite the two lowest ratings from such rating agencies as set forth below:

Fitch Rating	Interest Rate Adjustment	S&P Rating	Interest Rate Adjustment	Moody’s Rating	Interest Rate Adjustment
BB+	0.25%	BB+	0.25%	Ba1	0.25%
BB	0.50%	BB	0.50%	Ba2	0.50%
BB-	0.75%	BB-	0.75%	Ba3	0.75%
B+ or below	1.00%	B+ or below	1.00%	B1 or below	1.00%

If subsequent to a decrease at least two Rating Agencies increase or decrease their rating to any of the ratings set forth above, the Interest Rate will be increased or decreased so that it equals the Interest Rate plus (if applicable) the sum of the percentages set forth opposite the applicable ratings from the table above in effect immediately following the increase or decrease for the Rating Agencies that increased or decreased their ratings.

Each adjustment to the Interest Rate required by any decrease or increase in a rating set forth above (an “interest rate adjustment”), by any of the Rating Agencies, shall be made independent of any and all other adjustments, provided that if the ratings from each of the three Rating Agencies are increased or decreased to ratings set forth in the table above, then only the lowest two of the three ratings shall be used for such interest rate adjustments. In no event shall (1) the Interest Rate be reduced to below the interest rate set forth in Section 1.01(7) above, and (2) the total increase in the Interest Rate exceed 2.00% above the interest rate set forth in Section 1.01(7) above.

If at least two Rating Agencies cease to provide ratings for the Notes, any subsequent increase or decrease in the Interest Rate necessitated by a reduction or increase in the rating by the Rating Agency continuing to provide the rating shall be twice the percentage corresponding to the applicable rating set forth in the table above. No adjustments in the Interest Rate shall be made solely as a result of two Rating Agencies ceasing to provide a rating. If all of the Rating Agencies cease to provide a rating, the Interest Rate will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth in Section 1.01(7) above.

Any interest rate adjustment will take effect from the first day of the Interest Period during which a rating change requires an increase or decrease in the Interest Rate. If the applicable interest rate adjusts up and then subsequently adjusts down during the same Interest Period, the Interest Rate shall be determined based on the ratings in effect at the end of the Interest Period.

The Company will notify the Trustee promptly of any interest rate adjustment.

SECTION 1.09 Additional Amounts. With respect to any payments made by the Guarantor of the Notes, the Guarantor will make all payments of principal of, premium, if any, and interest on (whether on scheduled payment dates or upon acceleration) and the Redemption Price, if any, payable in respect of any Note without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge, including penalties, interest and other liabilities related thereto (“Taxes”), imposed or levied by or on behalf of Bermuda or any other jurisdiction in which the Guarantor is engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or taxing authority of or in any of the foregoing, unless the Guarantor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

To the extent that the Guarantor is required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the Notes, the Guarantor will pay such additional amounts (“Additional Amounts”), as may be necessary so that the net amount received by each Holder (including Additional Amounts), after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted.

As used herein and for purposes of the Original Indenture and the Notes, any reference, in any context other than the case of Section 502(1) of the Original Indenture, to payment of the principal (and premium, if any), the Redemption Price, if any, interest or any other amount payable under or with respect to any Note, shall be deemed to include a reference to the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable by the Guarantor in respect thereof.

The foregoing provisions of this Section 1.09 shall survive any termination or discharge of the Indenture and any Defeasance of the Notes.

SECTION 1.10 Repurchase upon a Change of Control Repurchase Event.

(1) Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem all Notes in accordance with the redemption terms as set forth in the Notes and the Indenture, the Company shall make an irrevocable offer to each Holder of Notes to repurchase all or any part (equal to or in excess of $2,000 and in integral multiples of $1,000) of such Holder’s Notes at the Change of Control Repurchase Price.

(2) Within 30 days following a Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but in either case, after the public announcement of such Change of Control, the Company shall mail to each Holder of Notes, with a copy to the Trustee, a notice:

(a) describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event;

(b) offering to repurchase all Notes tendered;

(c) setting forth the Change of Control Repurchase Date;

(d) if mailed prior to the date of consummation of the Change of Control, stating that the offer to repurchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Repurchase Date specified in such notice;

(e) disclosing that any Note not tendered for repurchase will continue to accrue interest; and

(f) specifying the procedures for tendering Notes.

(3) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

(4) On the Change of Control Repurchase Date, the Company shall, to the extent lawful:

(a) accept for payment all Notes or portions thereof properly tendered pursuant to such offer;

(b) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions thereof properly tendered; and

(c) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate of the Company stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company.

(5) Unless the Company defaults in making payment of the Change of Control Repurchase Price and interest, if any, on the Notes that are validly surrendered for purchase, interest on the Notes validly surrendered for purchase will cease to accrue on and after the Change of Control Repurchase Date.

(6) The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Repurchase Price, and the Authenticating Agent, upon the execution and delivery by the Company, will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

(7) The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

SECTION 1.11 Additional Event of Default. The following shall be an additional Event of Default to the Events of Default set forth in the Original Indenture for the benefit of the Holders of the Notes only and shall be effective only so long as the Notes are outstanding:

(1) a failure of the Company to repurchase Securities of each series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with Section 1.10 above.

SECTION 1.12 Reports

So long as any Notes are outstanding, if the Guarantor is subject to the periodic reporting requirements of the Exchange Act, the Guarantor will furnish to the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and of the information, documents and other reports that it is required to file with the SEC pursuant to Section 13 and Section 15(d) of the Exchange Act, which includes: (1) all quarterly and annual reports on Forms 10-Q and 10-K; and (2) all current reports on Form 8-K.

Each annual report on Form 10-K shall include a report on the Guarantor’s consolidated financial statements by the Guarantor’s certified independent accountants. In addition, the Guarantor will post a copy of each of the reports referred to in clauses (1) and (2) above on its website for public availability after it files the same with the SEC.

If, at any time, the Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act referred to above for any reason, the Guarantor shall nevertheless continue to prepare financial statements substantially similar to those which would have been required to be included in each of the reports specified in clause (1) above had the Guarantor been subject to such Exchange Act reporting requirements (with all such financial statements prepared in accordance with Regulation S-X promulgated by the SEC and all such annual financial statements including a report thereon from the Guarantor’s independent registered public accounting firm) and post copies thereof to its website for public availability within the time periods that would have been applicable to filing such reports with the SEC in the rules and regulations applicable to such reports if the Guarantor had been required to file those reports with the SEC; provided, however, that if the Guarantor is no longer subject to the periodic reporting requirements of the Exchange Act, the Guarantor shall not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein).

In addition, the Guarantor shall furnish (or cause the Trustee to furnish) to the holders of the Notes, prospective investors, broker-dealers and securities analysts, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

SECTION 1.13 Guarantee. The Notes shall be fully and unconditionally guaranteed by the Guarantor as to all payments due on the Notes whether at their Stated Maturity, by acceleration, redemption, repayment or otherwise in accordance with the terms of such Guarantee and the Indenture. In the case of the failure of the Company to pay punctually any principal, premium or interest on the Notes, the Guarantor shall cause any such payment to be made as it becomes due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise. The Guarantee shall be unsecured and unsubordinated indebtedness of the Guarantor and rank equally with other unsecured and unsubordinated indebtedness of the Guarantor that is currently outstanding or that it may issue in the future. The Guarantee shall be subject to the terms set forth in Article 14 of the Indenture and the form of the Notes.

ARTICLE II

Miscellaneous Provisions

SECTION 2.01 Original Issue. The Notes may, upon execution of this Supplemental Indenture, be executed by the Company and the Guarantor and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Notes as in such Company order provided.

SECTION 2.02 Integral Part. This Supplemental Indenture constitutes an integral part of the Original Indenture.

SECTION 2.03 Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. The provisions of this Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Original Indenture to the extent the Original Indenture is inconsistent herewith.

SECTION 2.04 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 2.05 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SAID STATE.

SECTION 2.06 Conflict with Trust Indenture Act. If and to the extent that any provision of the Indenture limits, qualifies or conflicts with a provision required under the terms of the Trust Indenture Act, the Trust Indenture Act provision shall control.

SECTION 2.07 Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 2.08 Separability Clause. In case any provision in the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.09 Successors and Assigns. All covenants and agreements in the Indenture by the parties hereto shall bind their respective successors and assigns, whether so expressed or not.

SECTION 2.10 Benefit of Indenture. Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent, and their successors hereunder, and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim hereunder or under the Indenture.

SECTION 2.11 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Guarantor.

SECTION 2.12 Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

MF GLOBAL FINANCE NORTH AMERICA INC. as Company

By:
Name:
Title:

MF GLOBAL LTD., as Guarantor

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

FORM OF FACE OF SECURITY

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

A-1

Exhibit A

MF Global Finance North America Inc.

—% Senior Notes due 20——

No.	$

CUSIP No.
ISIN No.

MF Global Finance North America Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to             , or registered assigns, the principal sum of              Dollars on             20——, and to pay interest thereon from             or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on             and            in each year, commencing             , at the rate of    % per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the         or             (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest so payable, but not punctually paid or duly provided for, on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

This Security is a Guaranteed Security within the meaning of the Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in said Indenture.

A-2

Exhibit A

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or the Guarantee of the Guarantor (as defined on the reverse hereof) or be valid or obligatory for any purpose.

A-3

Exhibit A

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under seal.

MF GLOBAL FINANCE NORTH AMERICA INC.,
as the Company

By:

Attest:

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Dated:

DEUTSCHE BANK TRUST COMPANY AMERICAS, As Trustee

By
Authorized Signatory

Exhibit A

FORM OF REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of    , 2008, (the “Original Indenture”), as amended and supplemented by the Supplemental Indenture, dated as of    , 2008 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) among the Company, MF Global Ltd., as Guarantor (herein called the “Guarantor”, which term includes any successor Guarantor under the Indenture), in respect of any Guaranteed Securities, and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $            , provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount.

With respect to any payments made by the Guarantor, the Guarantor will make all payments of principal of (and premium, if any, on), interest on (whether on scheduled payment dates or upon acceleration) and the Redemption Price, if any, payable in respect of any Securities, free and clear of, and without deduction or withholding for or on account of, any present or future tax, duty, levy, impost, assessment or governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed or levied by or on behalf of the jurisdiction of organization of such Guarantor or any other jurisdiction in which the Guarantor is engaged in business, organized, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision thereof or taxing authority therein, unless the Guarantor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Guarantor will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”, which term shall have the meaning assigned to it in the Original Indenture) to a Holder of the Securities in order that every net payment of the principal of and interest on the Securities and the Redemption Price, if any, payable in respect of the Securities (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in the Securities to be then due and payable.

Whenever in this Security or the Supplemental Indenture there is mentioned, in any context other than the case of Section 502(1) of the Original Indenture, the payment of principal (and premium, if any), the Redemption Price, if any, interest or any other amount payable under or with respect to the Securities, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable by the Guarantor in respect thereof.

Exhibit A

The Securities of this series are subject to redemption upon not less than 30 days’ nor more than 60 days’ notice by mail, at any time, as a whole or in part, at the election of the Company, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of the Securities being redeemed or (ii) the sum of the present value of the Remaining Scheduled Payments (as defined in the Supplemental Indenture), plus, in each case, accrued and unpaid interest to, but not including, the Redemption Date. In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus ……….% (………. basis points).

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

No sinking fund is provided for this Security.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company or the Guarantor, as the case may be, with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of a majority in principal amount of the Securities at the time Outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Exhibit A

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Exhibit A

This Security is a Guaranteed Security within the meaning of, and subject to the provisions applicable to MF Global Ltd., as Guarantor thereof contained in, the Indenture. Reference is made to Article Fourteen of the Original Indenture and to the Guarantee endorsed on this Security for a statement of the respective rights, duties and obligations thereunder of the Guarantor, the Trustee and the Holders.

This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

Interest on the principal balance of this Security shall be calculated on the basis of a 360-day year of twelve 30-day months.

THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A

FORM OF GUARANTEE

For value received, the undersigned hereby fully and unconditionally guarantees to the Holder of this Security the cash payments in United States dollars of principal of and interest on this Security in the amounts and at the time when due and interest on the overdue principal and interest, if any, on this Security, if lawful, and the payment of all other obligations of the Company under the Indenture or the Security, to the Holder of this Security and the Trustee, all in accordance with and subject to the terms and limitations of this Security, Article Fourteen of the Original Indenture and this Guarantee. This Guarantee will become effective in accordance with Article Fourteen of the Original Indenture and its terms shall be evidenced therein. The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any particular Security. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

The obligations of the undersigned to the Holders of this Security and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Fourteen of the Original Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

THIS GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

This Guarantee is subject to release upon the terms set forth in the Indenture.

IN WITNESS WHEREOF, the undersigned Guarantor has caused this Guarantee to be duly executed.

Dated:

MF GLOBAL LTD.

By
Name:
Title:

Exhibit A

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoint                      agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “Eligible Guarantor Institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “Signature Guarantee Program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Security purchased by the Company pursuant to Section 1.10 of the Supplemental Indenture, check the following box:  ☐

If you wish to have a portion of this Security purchased by the Company pursuant to Section 1.10 of the Supplemental Indenture, state the amount:

$

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “Eligible Guarantor Institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “Signature Guarantee Program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A

SCHEDULE OF INCREASES OR DECREASES IN THE SECURITY

The following increases or decreases in this Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian